Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark International Board of Directors elects J. Edward Coleman and Jared L. Cohon as directors

LEXINGTON, Ky, July 22, 2010 -- Lexmark International, Inc. (NYSE: LXK) today announced its Board of Directors has elected J. Edward Coleman and Jared L. Cohon as new directors.

Coleman is chairman and chief executive officer of Unisys Corporation (NYSE: UIS), a $4.6 billion global information technology company that provides a portfolio of IT services, software and technology that solves critical problems for clients.

Prior to Unisys, Coleman was chief executive officer for Gateway, Inc., a PC manufacturer. Previously, he was a senior executive with Arrow Electronics, Inc., and before that was chief executive officer of CompuCom Systems, Inc. Coleman has held a number of senior level positions with other technology companies and began his career with IBM in Indianapolis.

Cohon is president of Carnegie Mellon University, a global research university that consists of seven colleges and schools. Carnegie Mellon is recognized for its world-class arts, business and technology programs.

Prior to Carnegie Mellon, Cohon was dean of the school of forestry and environmental studies at Yale University, and before that, associate dean of engineering and vice provost for research at Johns Hopkins University.

“We are pleased that Mr. Coleman and Dr. Cohon are joining the Lexmark Board of Directors,” said Paul J. Curlander, Lexmark chairman and chief executive officer. “Their counsel and experience in managing global business and world renowned educational institutions will greatly benefit Lexmark in today’s competitive marketplace.”

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About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help them to be more productive. In 2009, Lexmark sold products in more than 170 countries and reported approximately $4.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

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